                                                                    EXHIBIT 8.1

                        [Godfrey & Kahn, S.C. letterhead]

                                           April 1, 1998

Financial Management Services
  of Jefferson, Inc.
106 South Jefferson Street
Jefferson, Wisconsin  53549

         RE: Federal Income Tax Consequences of Merger between F&M Merger Corporation and Financial Management
                  Services of Jefferson, Inc.

Gentlemen:

         We have acted as counsel for Financial Management Services of Jefferson, Inc. ("FMS") in connection with the negotiation and execution of the Agreement of Merger and Reorganization by and between FMS and F&M Bancorporation, Inc. ("F&M") dated as of December 31, 1997 (the "Agreement") pursuant to which FMS will be merged with and into F&M Merger Corporation ("Subsidiary"), a wholly-owned subsidiary of F&M (the "Merger"). This letter furnishes you with our opinion, as required pursuant to Section 9.9 of the Agreement, as to certain of the federal income tax consequences of the Merger.

         For purposes of the opinions set forth below, we have relied, with the consent of FMS and the consent of F&M, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of FMS and F&M (copies of which are incorporated herein by reference) and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement filed with the Securities Exchange Commission, as amended through the date hereof which includes the form of prospectus and proxy statement (collectively, the "Registration Statement") in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

Proposed Transaction

         Pursuant to Section 3.1 of the Agreement, at the Effective Time, FMS will be merged with and into Subsidiary and FMS'

Financial Management Services
  of Jefferson, Inc.
April 1, 1998
Page 2



separate existence will cease. Each share of FMS Common outstanding at the Effective Time, other than treasury shares, will be converted into the right to receive that number of shares of F&M Common as determined under Sections 3.3 and
3.4 of the Agreement. Under Section 3.3(c) of the Agreement, each FMS shareholder will receive cash in lieu of any fractional shares of F&M Common to which he would otherwise be entitled in the Merger. In addition, Wisconsin law provides for dissenters' rights for the shareholders of FMS in connection with the Merger.

Conclusions

         Based on our examination of the Agreement, the foregoing description and the representations made to us, and assuming that the transaction is consummated in accordance with the terms of the Agreement and that the Merger qualifies as a statutory merger under the applicable laws of the State of Wisconsin, it is our opinion that for federal income tax purposes:

         1. The Merger will be a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Pursuant to Code Section 354(a)(1), the FMS shareholders will recognize no gain or loss on the exchange of their FMS Common solely in exchange for F&M Common.

         3. The payment of cash to the FMS shareholders in lieu of their fractional interests of F&M Common will be treated as if the fractional shares were distributed as part of the exchange and then redeemed. These payments will be treated as having been received as distributions in full payment in exchange for stock redeemed as provided in Code Section 302(a) (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

         Our opinion is not, nor should it be construed or relied upon as, a guaranty, nor is it in any way binding on Internal Revenue Service.

         We hereby consent to the use of this opinion as Exhibit 8.1

Financial Management Services
  of Jefferson, Inc.
April 1, 1998
Page 3


to the Registration Statement and we further consent to the use of our name in the Registration Statement under the caption "The Merger - Federal Income Tax Consequences." In giving this consent, we do not admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                                   Very truly yours,

                                                   /s/ Godfrey & Kahn, S.C.

                                                   GODFREY & KAHN, S.C.